Exhibit 99.1

Cray/Media:	Investors:
Steve Conway	John Snyder
651/592-7441	206/262-0291
sttico@aol.com	john@snyderir.com

CRAY INC. NAMES BRIAN C. HENRY AS CHIEF FINANCIAL OFFICER

Brings Extensive High Technology Finance and Operational Experience to Cray

SEATTLE, WA — May 23, 2005 — Global supercomputer leader Cray Inc. (Nasdaq NM: CRAYE) announced that Brian C. Henry joined the Company today as Executive Vice President and Chief Financial Officer.

“Brian brings twenty years of experience as a technology company chief financial officer,” said Jim Rottsolk, Cray Chairman and Chief Executive Officer. “He will add strong leadership to our financial operations, as well as being a key contributor to our strategic plans. We are very pleased to have such a proven financial leader join our team.

“With Brian’s appointment, Cray continues to strengthen the executive team, including the promotion of Peter Ungaro to President and our recent hire of Peg Williams to lead our engineering organization,” Rottsolk added.

Henry joins Cray after having served as executive vice president and chief financial officer of Onyx Software Corporation, a full suite customer relationship management company, which he joined in 2001. Henry previously served from 1999 to 2001 as executive vice president and chief financial officer of Lante Corporation, a public internet consulting company focused on e-markets and collaborative business models. From 1998 to 1999 Henry was chief operating officer, information management group, of Convergys Corporation, which Henry helped spin-off from Cincinnati Bell Inc., a diversified service company where he served as executive vice president and chief financial officer from 1993 to 1998. From 1983 to 1993 Henry was with Mentor Graphics Corporation in key financial management roles, serving as chief financial officer from 1986 to 1993. He received his B.S. degree from Portland State University and an M.B.A. at Harvard University where he was a Baker Scholar.

“Cray has an outstanding brand, and I am excited to join Cray as it regains leadership in the high performance computing marketplace,” said Henry. “I look forward to help solve some tactical issues, and to work with Jim, Peter and the Cray executive team to build a successful and financially strong company.”

About Cray

As the global leader in high performance computing (HPC), Cray provides innovative supercomputing systems that enable scientists and engineers in government, industry and academia to meet both existing and future computational challenges. Building on years of experience in designing, developing, marketing and servicing the world’s most advanced supercomputers, Cray offers a comprehensive portfolio of HPC systems that deliver unrivaled sustained performance on a wide range of applications. Go to www.cray.com for more information.

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